EXHIBIT 5.1

Founded in 1852 by Sidney Davy Miller		MICHIGAN: Ann Arbor Detroit • Grand Rapids Howell • Kalamazoo Lansing • Monroe Saginaw • Troy FLORIDA: Naples • Pensacola MASSACHUSETTS: Cambridge
PHILLIP D. TORRENCE TEL (269) 383-5804 FAX (269) 382-0244 E-MAIL torrence@millercanfield.com	MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. 444 West Michigan Avenue Kalamazoo, Michigan 49007 TEL (269) 381-7030 FAX (269) 382-0244 www.millercanfield.com	NEW YORK: New York CANADA: Windsor, ON POLAND: Gdynia Warsaw • Wrocław

June 29, 2007

Capitol Bancorp Limited
Capitol Bancorp Center
200 N. Washington Square
Lansing, Michigan  48933

Re:	Registration Statement on Form S-8/Capitol Bancorp Limited 2007 Equity Incentive Plan

Ladies and Gentlemen:

          We have acted as counsel to Capitol Bancorp Limited, a Michigan corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 350,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), to be issued under the Capitol Bancorp Limited 2007 Equity Incentive Plan (the “Plan”).

As counsel for the Company, we are familiar with its Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company to authorize the issuance of the Common Stock to be sold pursuant to the Registration Statement.  In rendering the opinions set forth herein we have relied upon a certificate dated as of the date hereof, executed by the Corporate President of the Company, regarding certain matters covered by this opinion.  In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  We have assumed the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of the Common Stock that are the subject of the Registration Statement will, when sold in accordance with the Plan, and the Registration Statement and related prospectuses be validly issued, fully paid and non-assessable.

These opinions are limited to the matters specifically referred to in this letter and are effective as of the date of this opinion.  The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal securities laws of the United States of America and the internal laws of the State of Michigan currently in effect.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.  No expansion of our opinions may be made by implication or otherwise.  This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

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